Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-278870) pertaining to the Pinstripes Holdings, Inc. 2023 Omnibus Equity Incentive Plan and Pinstripes Holdings, Inc. 2023 Employee Stock Purchase Plan of Pinstripes Holdings, Inc. of our report dated September 6, 2023 (except for the effect of reverse recapitalization discussed in Note 3, as to which the date is April 1, 2024), with respect to the consolidated financial statements of Pinstripes, Inc. (the predecessor to Pinstripes Holdings, Inc.) as of and for the fiscal year ended April 30, 2023, included in this Annual Report (Form 10-K) for the fiscal year ended April 28, 2024.

/s/ Ernst & Young LLP
Chicago, Illinois
June 28, 2024